Exhibit 99.1

NEWS RELEASE

Warner Chilcott to Hold 2009 Annual General Meeting of

Shareholders and Special Court-Ordered Meeting of Shareholders

ARDEE, Ireland, June 26, 2009 – Warner Chilcott Limited announced today that it will hold its 2009 Annual General Meeting of Shareholders (the “Annual Meeting”) and a Special Court-Ordered Meeting of Shareholders (the “Special Meeting”) on August 5, 2009. At the Special Meeting, the Company’s shareholders will be asked to vote in favor of certain matters related to the proposed redomestication of the Company from Bermuda to Ireland. Subject to shareholder approval and the approval of the Supreme Court of Bermuda, the redomestication will result in the creation of a newly formed public holding company organized in, and a tax resident of, Ireland. The new company, Warner Chilcott plc, will replace Warner Chilcott Limited as the ultimate public holding company. The Annual Meeting will be held at 2:00 p.m. (local time). The Special Meeting will be held immediately following the conclusion of the Annual Meeting. Both meetings will take place at The K Club, Straffan, Co Kildare, Ireland.

A definitive proxy statement for the Annual Meeting and the Special Meeting has been filed with the Securities and Exchange Commission (the “SEC”) and is expected to be mailed on or about June 29, 2009 to all shareholders of the Company as of June 19, 2009, the record date for both the Annual Meeting and the Special Meeting. During the meetings, shareholders will vote on the proposals listed in the definitive proxy statement.

The Company does not expect the proposed redomestication will have any material impact on its financial results. The Company will, upon completion of the proposed redomestication, continue to be subject to SEC reporting requirements, and the Company’s shares will continue to be listed on the NASDAQ under the symbol “WCRX”. Additional information on the proposed redomestication, including associated benefits and risks, is contained in the definitive proxy statement.

Important Information for Shareholders

This communication is for informational purposes only and is not a substitute for any proxy statement and related documents that the Company has filed and may file with the SEC. The Company has filed with the SEC a definitive proxy statement and intends to mail the definitive proxy statement on or about June 29, 2009 to all shareholders of Warner Chilcott as of June 19, 2009. Shareholders are urged to read the definitive proxy statement in its entirety because it contains important information about the proposed redomestication. The definitive proxy statement is, and other documents filed or to be filed by the Company with the SEC are, or will be, available free of charge at the SEC’s web site (www.sec.gov) and at the Company’s web site (www.wcrx.com).

The Company and its directors and executive officers and other persons may be deemed participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed redomestication. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s shareholders in connection with the proposed redomestication is set forth in the definitive proxy statement.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare and dermatology segments of the U.S. pharmaceuticals market. The Company is a fully integrated company with internal resources dedicated to the development, manufacturing and promotion of its products. WCRX-G

Company Contact:	Rochelle Fuhrmann
Investor Relations 973-442-3281 rfuhrmann@wcrx.com